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                                                                    EXHIBIT 20.1


                                   EGL, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the merger of EGL and Circle to be accounted for as a pooling of interests. The unaudited pro forma condensed combined balance sheet presents the combined financial position of EGL and Circle as of June 30, 2000 assuming that the proposed merger had occurred as of June 30, 2000. Such pro forma information is based upon the historical balance sheet data of EGL and Circle as of that date.

     The unaudited pro forma condensed combined statement of income gives effect to the proposed merger of EGL and Circle by combining the results of operations of EGL for the three years ended September 30, 1999 with the results of operations of Circle for the three years ended December 31, 1999. In July 2000, EGL determined to change its fiscal year end to December 31 and will file its first annual report on that basis for the year ending December 31, 2000. The periods have been labeled year ended December 31 to be more consistent with the combined company's future year-end. EGL's results of operations for the six months ended June 30, 2000 and 1999 have been combined with Circle's results of operations for the six months ended June 30, 2000 and 1999, respectively, and accordingly, EGL's operating results for the three months ended December 31, 1999 have been omitted from the information presented. EGL's revenues, net revenues, net income and basic and diluted earnings per share for the period October 1, 1999 through December 31, 1999 were $187,365,000, $78,170,000,
$9,960,000, $0.35 and $0.33, respectively.

     These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of EGL and Circle, which are incorporated by reference in this document. The unaudited pro forma financial statements are presented for illustration purposes only, in accordance with the assumptions set forth below, and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed. Nor is it necessarily indicative of future operating results or the financial position of the combined enterprise. The unaudited pro forma condensed combined statements of income do not reflect any adjustments to reflect any cost savings or other synergies anticipated as a result of the merger or any future merger-related restructuring or integration expenses.

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                                   EGL, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                                        PRO FORMA
                                                    EGL       CIRCLE    ADJUSTMENTS     COMBINED
                                                  --------   --------   -----------     ---------
                                             ASSETS:

Current assets:
  Cash and cash equivalents.....................  $ 19,977   $ 52,490                   $ 72,467
  Short-term investments........................        --     11,260                     11,260
  Accounts receivable-trade, net................   134,447    292,369                    426,816
  Prepaid expenses and other assets.............     8,587     16,538                     25,125
                                                  --------   --------    --------       --------
          Total current assets..................   163,011    372,657                    535,668
Property and equipment, net.....................    38,481    105,761                    144,242
Investments in unconsolidated subsidiaries......        --     45,630                     45,630
Goodwill, net...................................    38,624     31,001                     69,625
Other assets....................................     3,669      6,540                     10,209
                                                  --------   --------    --------       --------
          Total assets..........................  $243,785   $561,589                   $805,374
                                                  ========   ========    ========       ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
  Accounts payable trade and accrued
     transportation costs.......................  $ 40,299   $196,146                   $236,445
  Other accrued liabilities.....................    30,297     50,801    $  9,750(a)      90,848
                                                  --------   --------    --------       --------
          Total current liabilities.............    70,596    246,947       9,750        327,293
Deferred income taxes...........................     3,104     12,820                     15,924
Long-term debt..................................     3,321     43,435                     46,756
                                                  --------   --------    --------       --------
          Total liabilities.....................    77,021    303,202       9,750        389,973
Minority interest...............................        --      9,325                      9,325
Stockholders' equity:
  Preferred stock, $0.001 par value (EGL).......        --         --                         --
  Preferred stock, $1.00 par value (Circle).....        --         --                         --
  Common stock, $0.001 par value (EGL)..........        30         --          18(b)          48
  Common stock, $1.00 par value (Circle)........        --     40,918     (40,918)(b)         --
  Additional paid-in capital....................    92,462         --      40,900(b)     133,362
  Unearned compensation.........................    (1,592)        --                     (1,592)
  Retained earnings.............................   101,328    227,737      (9,750)(a)    319,315
  Accumulated other comprehensive income
     (loss).....................................      (912)   (19,593)                   (20,505)
  Treasury stock................................   (24,552)        --                    (24,552)
                                                  --------   --------    --------       --------
                                                   166,764    249,062      (9,750)       406,076
                                                  --------   --------    --------       --------
          Total liabilities and stockholders'
            equity..............................  $243,785   $561,589    $     --       $805,374
                                                  ========   ========    ========       ========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

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                                   EGL, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        PRO FORMA
                                                    EGL       CIRCLE    ADJUSTMENTS     COMBINED
                                                  --------   --------   -----------     ---------
Revenues........................................  $402,490   $453,201                   $855,691
Cost of transportation..........................   237,500    277,413                    514,913
                                                  --------   --------    --------       --------
Net revenue.....................................   164,990    175,788                    340,778
Operating expenses:
  Personnel costs...............................    88,484     95,584                    184,068
  Other selling, general and
     administrative expenses....................    54,730     66,116                    120,846
                                                  --------   --------    --------       --------
Operating income................................    21,776     14,088                     35,864
Interest and other income, net..................     1,090      1,116                      2,206
                                                  --------   --------    --------       --------
Income before provision for income
  taxes.........................................    22,866     15,204                     38,070
Provision for income taxes......................     9,127      5,504                     14,631
                                                  --------   --------    --------       --------
Net income......................................  $ 13,739   $  9,700                   $ 23,439
                                                  ========   ========    ========       ========
Basic earnings per share........................  $   0.48   $   0.55                   $   0.51
Basic weighted-average shares
  outstanding...................................    28,719     17,574      (c)            46,293
Diluted earnings per share......................  $   0.46   $   0.55                   $   0.49
Diluted weighted-average shares
  outstanding...................................    29,728     17,741      (d)            47,469

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

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

                                   EGL, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA
                                                       EGL       CIRCLE    ADJUSTMENTS    COMBINED
                                                     --------   --------   -----------    ---------
Revenues...........................................  $283,548   $378,068                  $661,616
Cost of transportation.............................   161,902    220,451                   382,353
                                                     --------   --------     -------      --------
Net revenue........................................   121,646    157,617                   279,263
Operating expenses:
  Personnel costs..................................    62,726     84,773                   147,499
  Other selling, general and
     administrative expenses.......................    39,487     64,867                   104,354
                                                     --------   --------                  --------
Operating income...................................    19,433      7,977                    27,410
Interest and other income, net.....................     1,402      2,566                     3,968
                                                     --------   --------     -------      --------
Income before provision for income
  taxes............................................    20,835     10,543                    31,378
Provision for income taxes.........................     8,007      3,848                    11,855
                                                     --------   --------     -------      --------
Net income.........................................  $ 12,828   $  6,695                  $ 19,523
                                                     ========   ========     =======      ========
Basic earnings per share...........................  $   0.45   $   0.39                  $   0.43
Basic weighted-average shares
  outstanding......................................    28,238     17,130      (c)           45,368
Diluted earnings per share.........................  $   0.44   $   0.39                  $   0.42
Diluted weighted-average shares
  outstanding......................................    29,187     17,218      (d)           46,405

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

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                                   EGL, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              YEAR ENDED
                                       YEAR ENDED          YEAR ENDED                      DECEMBER 31, 1999
                                   SEPTEMBER 30, 1999   DECEMBER 31, 1999                      PRO FORMA
                                          EGL                CIRCLE         ADJUSTMENTS        COMBINED
                                   ------------------   -----------------   -----------    -----------------
Revenues.........................       $595,173            $814,077                          $1,409,250
Cost of transportation...........        340,090             482,085                             822,175
                                        --------            --------         --------         ----------
Net revenue......................        255,083             331,992                             587,075
Operating expenses:
  Personnel costs................        128,942             173,431                             302,373
  Other selling, general and
     administrative expenses.....         81,149             131,348                             212,497
                                        --------            --------         --------         ----------
Operating income.................         44,992              27,213                              72,205
Interest and other income, net...          2,473               9,342                              11,815
                                        --------            --------         --------         ----------
Income before provision for
  income taxes...................         47,465              36,555                              84,020
Provision for income taxes.......         18,967              13,343                              32,310
                                        --------            --------         --------         ----------
Net income.......................       $ 28,498            $ 23,212                          $   51,710
                                        ========            ========         ========         ==========
Basic earnings per share.........       $   1.01            $   1.35                          $     1.14
Basic weighted-average shares
  outstanding....................         28,291              17,213           (c)                45,504
Diluted earnings per share.......       $   0.98            $   1.34                          $     1.11
Diluted weighted-average shares
  outstanding....................         29,116              17,365           (d)                46,481

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

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                                   EGL, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            YEAR ENDED
                                      YEAR ENDED          YEAR ENDED                     DECEMBER 31, 1998
                                  SEPTEMBER 30, 1998   DECEMBER 31, 1998                     PRO FORMA
                                         EGL                CIRCLE         ADJUSTMENTS       COMBINED
                                  ------------------   -----------------   -----------   -----------------
Revenues........................       $417,083            $737,678                         $1,154,761
Cost of transportation..........        233,257             435,998                            669,255
                                       --------            --------         --------        ----------
Net revenue.....................        183,826             301,680                            485,506
Operating expenses:
  Personnel costs...............         97,584             158,382                            255,966
  Other selling, general and
     administrative expenses....         54,022             119,469                            173,491
                                       --------            --------         --------        ----------
Operating income................         32,220              23,829                             56,049
Interest and other income,
  net...........................          1,776               7,616                              9,392
                                       --------            --------         --------        ----------
Income before provision for
  income taxes..................         33,996              31,445                             65,441
Provision for income taxes......         12,964              12,930                             25,894
                                       --------            --------         --------        ----------
Net income......................       $ 21,032            $ 18,515                         $   39,547
                                       ========            ========         ========        ==========
Basic earnings per share........       $   0.75            $   1.09                         $     0.88
Basic weighted-average shares
  outstanding...................         28,101              17,040           (c)               45,141
Diluted earnings per share......       $   0.72            $   1.07                         $     0.85
Diluted weighted-average shares
  outstanding...................         29,061              17,260           (d)               46,321

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

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                                   EGL, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            YEAR ENDED
                                      YEAR ENDED          YEAR ENDED                     DECEMBER 31, 1997
                                  SEPTEMBER 30, 1997   DECEMBER 31, 1997                     PRO FORMA
                                         EGL                CIRCLE         ADJUSTMENTS       COMBINED
                                  ------------------   -----------------   -----------   -----------------
Revenues........................       $291,767            $716,989                         $1,008,756
Cost of transportation..........        163,616             438,945                            602,561
                                       --------            --------         --------        ----------
Net revenue.....................        128,151             278,044                            406,195
Operating expenses:
  Personnel costs...............         67,813             147,931                            215,744
  Other selling, general and
     administrative expenses....         34,639              97,740                            132,379
                                       --------            --------         --------        ----------
Operating income................         25,699              32,373                             58,072
Interest and other income,
  net...........................          1,693               8,537                             10,230
                                       --------            --------         --------        ----------
Income before provision for
  income taxes..................         27,392              40,910                             68,302
Provision for income taxes......         10,594              14,578                             25,172
                                       --------            --------         --------        ----------
Net income......................       $ 16,798            $ 26,332                         $   43,130
                                       ========            ========         ========        ==========
Basic earnings per share........       $   0.63            $   1.57                         $     0.99
Basic weighted-average shares
  outstanding...................         26,688              16,823           (c)               43,511
Diluted earnings per share......       $   0.60            $   1.53                         $     0.95
Diluted weighted-average shares
  outstanding...................         28,023              17,191           (d)               45,214

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

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                                   EGL, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     On July 2, 2000, EGL, EGL Delaware and Circle entered into a merger agreement. Under the merger agreement, EGL Delaware would merge with and into Circle, and Circle, as the surviving corporation, would become a wholly owned subsidiary of EGL. Under the terms of the merger, each Circle common share issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one EGL common share. The business combination will be accounted for using the pooling of interests method of accounting. There are no material adjustments necessary to conform the accounting policies of EGL and Circle.

     Because the transaction has not been completed, costs of the merger can only be estimated at this time. The pro forma condensed combined statements of income exclude:

     - the positive effects of potential cost savings and synergies that may be achieved upon combining the resources of the companies, and

     - estimated transaction costs of approximately $9.75 million (net of related income tax benefits of $0.75 million), including investment banking, legal and accounting fees and contractual executive severance payments.

     Additionally, EGL and Circle are developing a plan to integrate the operations of EGL and Circle after the merger. In connection with that plan, EGL anticipates that significant non-recurring charges will be incurred in connection with the integration, including, among other things, severance costs, office and facility relocation costs and costs to convert to common information systems. EGL cannot factually identify the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, any charge could affect EGL's results of operations in the period in which charges are recorded. The unaudited pro forma condensed combined financial statements do not reflect any integration charges related to the merger.

2. PRO FORMA ADJUSTMENTS

     There were no intercompany transactions that required elimination from the pro forma condensed combined balance sheet or statements of income.

     (a) Other accrued liabilities -- The pro forma adjustment reflects the expected incurrence of approximately $9.75 million (net of related income tax benefits of $0.75 million) for one-time, estimated transaction costs directly related to the merger that will be expensed at the time the merger is completed as required under the pooling of interests accounting method. These charges represent estimated direct merger costs, which include financial advisor fees of approximately $6.6 million, outside legal and accounting fees and filing costs of approximately $1.5 million, contractual executive severance payments totalling approximately $1.9 million that will be directly attributable to the consummation of the merger and various other costs and filing fees of $0.5 million.

     (b) Stockholders' equity -- The capital accounts have been adjusted to give effect to the anticipated issuance of 17,679,890 EGL common shares in exchange for all the outstanding Circle common shares. The excess of the par value of Circle common shares exchanged over the par value of EGL common shares issued has been credited to additional paid-in capital. The number of EGL common shares to be issued in the merger will be based upon the actual number of Circle common shares outstanding at that time.

     (c) Shares used in per share calculations -- Pro forma combined weighted-average common shares outstanding for all periods presented are based upon EGL's and Circle's combined historical weighted-average shares outstanding in accordance with Statement of Financial Accounting Standards No. 128. As each Circle

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

common share will be exchanged for one EGL common share, no adjustment of Circle's historical weighted-average common share data is considered necessary.

     (d) Shares used in per share calculations -- Pro forma combined weighted-average common shares outstanding used in the fully diluted calculation have been adjusted to assume a dilutive effect related to common share equivalents of the combined companies in accordance with Statement of Financial Accounting Standards No. 128. As each Circle common share and common share equivalent will be exchanged for one EGL common share and common share equivalent, no adjustment of Circle's historical weighted-average fully diluted common share data is considered necessary.


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